Deloitte & Touche LLP
555 W. 5th Street Suite 2700
Los Angeles, CA 90013 USA
Tel: +1 805 410 2920
Fax: +1 213 673 5802
www.deloitte.com

August 26, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of DIRECTV Group Holdings, LLC's (successor in interest to DIRECTV) Form 8-K dated August 26, 2015, and have the following comments:

1.We agree with the statements made in the first sentence of the first paragraph, the second paragraph, and the third paragraph of Item 4.01.

2.We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

Los Angeles, California August 26, 2015